Exhibit 10.18

Chairman of the Board Bonus Terms for FY09 Under the Section 162(m)

Executive Officer Performance–Based Bonus Plan

Plan Objective

The Chairman of the Board Bonus Terms for fiscal year 2009 under the Sun Microsystems, Inc. (“Sun” or the “Company”) Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Plan”) are designed to compensate the Chairman of the Board (the “Chairman”) for contributions to Sun during the Company’s fiscal year 2009. The Plan provides for annual cash bonus compensation based on achievement of objectively determinable performance goals against the Plan measures. The Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Plan Year/Performance Period

The Plan year is the Company’s fiscal year 2009. The performance period is the Company’s fiscal year 2009.

Eligibility

These terms apply to the person serving as Sun’s Chairman as of July 1, 2008. In order to receive a bonus payment with respect to the plan year, the participant must be serving as Sun’s Chairman as of the last business day of the fiscal year, except as provided below.

If the Chairman retires, terminates employment due to disability, or dies during the performance period, the Chairman may receive a prorated bonus (subject to the sole discretion of the Leadership Development and Compensation Committee (the “LDCC”)) for the achievement of the performance goals for the portion of the performance period that the Chairman provided services to Sun. If the Chairman leaves Sun prior to the end of a fiscal year for any other reason, including but not limited to a reduction in force, voluntary resignation, or termination by Sun the Chairman will be ineligible for a bonus payment with respect to the performance period.

Annual Bonus Target Percentage

The annual bonus target percentage under the Plan is 150% of the Chairman’s Annual Base Salary (as defined below) for fiscal year 2009, as set forth below (the “Annual Bonus Target Percentage”).

Fiscal Year	Annual Bonus Target Percentage
FY09	150%

Company Performance Measures

The Plan is based on the Company’s performance against the following measures (the “Company Performance Measures”):

1.	Fiscal Year 2009 Annual Revenue (weighted 50%); and

2.	Fiscal Year 2009 Annual Operating Income (weighted 50%).

Additional funding shall be allocated to the annual bonus payment if the Annual Strategic Goals are met.

Sun Confidential: Internal Use Only	Page 1 of 3	July 2008

Chairman of the Board Bonus Terms for FY09 Under the Section 162(m)

Executive Officer Performance–Based Bonus Plan

Company Performance Measure Definitions

Revenue: For purposes of calculating the bonus payment under the fiscal year 2009 Plan, “Revenue” is defined as net revenue as reported in the Company’s consolidated operations analysis, adjusted to exclude certain items set forth in a schedule approved by the LDCC, as applicable.

Operating Income: For purposes of calculating the bonus payment under the fiscal year 2009 Plan, “Operating Income” is defined as operating income, calculated on a GAAP basis, adjusted to exclude certain items set forth in a schedule approved by the LDCC, as applicable.

Annual Strategic Goals for FY09: The annual strategic goals for FY09 are set forth in a schedule approved by the LDCC.

Bonus Plan Funding Percentage

The Company uses a schedule, which provides percentages based upon the Company’s actual performance against the Company’s goals with respect to the Company Performance Measures for fiscal year 2009 (the “Bonus Plan Funding Percentage”). The Bonus Plan Funding Percentage is determined for fiscal year 2009 as follows:

1.	Fiscal Year 2009: By funding based on actual performance against goals with respect to annual Revenue and annual Operating Income, each weighted equally;

2.	Evaluating and funding each performance measure independently;

3.	Additionally, there may be an additional bonus funding based on the achievement of the Annual Strategic Goals; and

4.	The total bonus funding under the Plan is capped at 200% of the Annual Bonus Target Percentage plus the funding for the Annual Strategic Goals.

Note: The Chairman’s Annual Bonus Plan Funding Percentage may not exceed the quarterly weighted average Bonus Plan Funding Percentage of the FY09 Quarterly SMI Bonus Plan for both Operating Income and Revenue.

Annual Base Salary

Annual Base Salary with respect to fiscal year 2009 (“Annual Base Salary”) will be the gross annual base salary as approved by the LDCC during the first fiscal quarter of the fiscal year relating to the Plan.

Annual Base Salary exclude expense reimbursements, car/transportation allowances, expatriate allowances, or other commissions and bonuses paid during fiscal year 2009.

Actual Bonus Calculation

FY09

The Chairman’s annual bonus payment for fiscal year 2009 will be calculated as follows:

Annual Bonus Target Percentage
×	Bonus Plan Funding Percentage (Company Performance Measures plus Annual Strategic Goals, if applicable)
×	Annual Base Salary
=	Actual Annual Bonus Payment

Sun Confidential: Internal Use Only	Page 2 of 3	July 2008

Chairman of the Board Bonus Terms for FY09 Under the Section 162(m)

Executive Officer Performance–Based Bonus Plan

Example: In fiscal year 2009, if the Company achieves 100% of its annual Revenue goal, 100% of its annual Operating Income goal and 100% of the Annual Strategic Goals, actual annual bonus payment will be calculated as follows:

For purposes of this calculation, assume the 100% achievement of the Annual Strategic Goals leads to a 5% increase in the Bonus Plan Funding Percentage. As a result the Bonus Plan Funding Percentage is assumed to be 105%.

Annual Bonus Target Percentage		150%
Bonus Plan Funding Percentage	X	105%
Eligible Wages	X	$1,000,000
Actual Annual Bonus Payment for FY09	=	$1,575,000

Bonus Payment

The plan is measured and paid on an annual basis. In the U.S., bonus awards are taxable income, and will generally be paid within two and one-half (2.5) months after the close of the fiscal year, and, in any case, within the qualifying Short-term Deferral Period pursuant to Code Section 409A. Bonuses are paid in accordance with local payroll schedules in countries outside the U.S and are subject to local and regional tax provisions.

Communication of Results

With respect to the performance period during fiscal year 2009, results will be communicated as soon as administratively feasible after the Company’s fiscal year financial results are publicly announced.

Administration of the Plan

The LDCC administers the Plan. Members of the LDCC must qualify as outside directors under Section 162(m) of the Code. The LDCC determines the performance goals that must be achieved before the actual bonus awards are paid. After the end of the performance period, the LDCC certifies in writing the extent to which the pre-established performance goals actually were achieved.

General Provisions and Plan Governance

This Plan is in all respects subject to the terms, definitions and provisions of Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan, which is incorporated herein by reference.

Sun Confidential: Internal Use Only	Page 3 of 3	July 2008